EXHIBIT 3.8

SANMINA CORPORATION

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Corporate Secretary of Sanmina Corporation, a Delaware corporation (the “Company”) and that an amendment of the Company’s Amended and Restated Bylaws dated December 1, 2008, was approved by the Company’s Board of Directors on December 7, 2015, to add a new Article XIV, as follows:

“ARTICLE XIV

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware).  “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of December 2015.

/s/ Christopher K. Sadeghian
Christopher K. Sadeghian
Corporate Secretary